EXHIBIT 99.2

FIRST AMENDMENT
TO THE
JACK HENRY & ASSOCIATES, INC. 401(k) RETIREMENT SAVINGS PLAN

(Effective as of January 1, 2016)

WHEREAS, Jack Henry & Associates, Inc. (the “Company”) sponsors and maintains the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan (the “Plan”) for the benefit of certain eligible employees of the Company and other affiliated employers;

WHEREAS, Section 7.1 of the Plan provides that the Company may amend the Plan from time to time;
WHEREAS, the Company desires to amend the Plan to permit employees who become employed by the Company as a result of a corporate transaction, including a stock or asset acquisition or merger, to qualify as an Eligible Employee under the Plan upon becoming employed by the Company and to begin participation upon being added to the Company’s payroll system; and
WHEREAS, the Company desires to amend the Plan to credit individuals employed by the Company who are classified as interns who subsequently become employed by the Company and are classified as employees with service credit for the hours of service performed for the Company while classified as interns.

NOW THEREFORE, effective as of August 17, 2017, the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan is hereby amended as follows:
1.    Paragraph (c) of Section 1.43 is deleted in its entirety and replaced with the following:
“(c)    Employees classified as interns by the Company.”
2.    A new paragraph 3.1(d) is added to the end of section 3.1 to read as follows:
“(d)    For purposes of eligibility under Sections 3.1(a), (b) and (c) above, an Eligible Employee who was employed by the Company and classified as an intern who is subsequently hired by the Company as an Employee immediately following such internship or following the internship and the completion of the intern’s education, as determined by the Company, will have the service such Eligible Employee performed for the Company while employed as an intern counted for purposes of satisfying the service requirements in paragraphs (a), (b) and (c) of this Section 3.”
3.    Paragraph (a) of Section 3.2 is amended by adding the following at the end thereof:
“Notwithstanding the foregoing, an Employee who becomes an Eligible Employee as a result of a “Code 410(b)(6)(C) transaction” shall become a Participant as soon as administratively practical following the first day such Eligible Employee is added to the payroll system of the Company, provided all eligibility requirements are met.”

EXHIBIT 99.2

IN WITNESS WHEREOF, the following officer of the Company has been delegated the authority to sign this First Amendment by the Company and hereby affixes his signature as of this 17th day of August, 2017.

JACK HENRY & ASSOCIATES

/s/ David B. Foss
By:

President & CEO
As Its: